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                                                                     Exhibit 8.2


                            FORM OF STATE TAX OPINION




September 24, 1999




Westborough Savings Bank
100 East Main Street
Westborough, MA  01581

Re:  Mutual Holding Company Formation

Ladies and Gentlemen:

We have acted as counsel to Westborough Savings Bank (the "Bank"), a Massachusetts chartered mutual savings bank, in connection with certain Massachusetts state tax consequences of the transactions described in the Westborough Savings Bank Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan, dated as of March 15, 1999 and amended on April 15, 1999 (the "Plan"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Plan.

We have examined the law and such papers, including the Plan of Reorganization, as deemed necessary to render this opinion. As to questions of fact material to our opinions we have relied upon representations set forth in the Plan of Reorganization (including the Exhibits), and such other documents pertaining to the transactions contemplated by the Plan of Reorganization as we have deemed appropriate and necessary. In rendering our opinion, we have relied upon the opinions of Thacher Proffitt & Wood related to the Federal tax consequences of the transactions contemplated by the Plan of Reorganization (the "Federal Tax Opinions"), without undertaking to verify the same by independent investigation.

Pursuant to the Plan of Reorganization Bank will reorganize from a state-chartered mutual savings bank into a mutual holding company structure.

The Reorganization will be effected, pursuant to the Plan, as follows:

(1) The Bank will organize Westborough Bancorp as a mutual savings bank ("Mutual Bank").


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Westborough Savings Bank
September 24, 1999
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(2)   Mutual Bank will organize two wholly-owned subsidiaries, one of which will be Westborough Financial Services, Inc. ("Stock Holding Company"), and the other of which will be an interim stock savings bank ("Interim").

(3) The Bank will exchange its charter for a Massachusetts stock savings bank charter and thereby become a stock savings bank ("Stock Bank") known as The Westborough Bank (the "Conversion"). The holders of deposit accounts in the Bank (the "Depositors") will constructively exchange their mutual interests in the Bank for shares of stock in Stock Bank. The Depositors will hold deposit accounts in Stock Bank in the same amount and on the same terms and conditions as the deposit accounts previously held in the Bank.

(4) Mutual Bank will exchange its charter for a Massachusetts mutual holding company charter and thereby become a mutual holding company ("Mutual Holding Company").

(5) Interim will merge with and into Stock Bank with Stock Bank surviving. In the merger, the Depositors will exchange the stock of Stock Bank constructively received in the Conversion for mutual interests in Mutual Holding Company (the "Exchange"), which mutual interests will be substantially similar to those previously held in the Bank.

(6) Mutual Holding Company will then contribute all of the stock of Stock Bank to Stock Holding Company.

(7) Stock Holding Company will offer for sale up to 49% of its common stock pursuant to the Plan, with priority subscription rights granted in descending order to certain Depositors, to certain employee stock benefit plans of the Bank, to other Depositors and to certain members of the general public.

The transactions of the Reorganization described in (3) through (7) will occur simultaneously. As a result of the reorganization, Stock Bank will be a wholly-owned subsidiary of Stock Holding Company and Stock Holding Company will be a majority-owned subsidiary of Mutual Holding Company.

In our examination we have assumed that (i) each entity that is a party to any of the documents (the "Documents") described in the preceding paragraphs has been duly organized under the laws of its state or country of organization, is validly existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents; (ii) each such entity has full power, authority, capacity and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (iii) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies), those that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, and all signatures are genuine; (iv) any representations made in the Documents are, and will continue to be, true and complete, and no default exists under any of the Documents; (v) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; (vi) no actions will be taken, no change in any of the Documents will occur, and no other events will occur,


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Westborough Savings Bank
September 24, 1999
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after the date hereof, that would have the effect of altering the facts,
Documents or assumptions upon which this opinion is based; and (vii) the Federal Tax Opinions have been delivered and have not been withdrawn.

The opinions rendered herein are based upon the provisions of the Massachusetts General Laws, proposed, temporary and final regulations of the Massachusetts Department of Revenue (the "DOR"), judicial decisions, and rulings and administrative interpretations of the Massachusetts General Laws, as each of the foregoing exist on the date hereof. The opinions rendered herein are not binding on the DOR or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from the opinions rendered below will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions.

We express no opinion as to the Massachusetts state tax consequences other than those described below, if any, or as to any Federal, local or foreign income or other tax consequences, with respect to the transactions contemplated by the Plan.

FINANCIAL INSTITUTION EXCISE TAX

Bank will be a state-chartered stock savings bank subject to the Massachusetts financial institution excise tax under MGL chapter 63, Sections 1 and 2. Mutual Holding Company will be a Massachusetts chartered corporation subject to the Massachusetts financial institution excise tax under MGL chapter 63, Section 1 and 2 or the excise imposed under MGL chapter 63, Section 38B(b) if Mutual Holding Company is classified as a security corporation pursuant to that Section.

MGL c. 63 ss.2 provides that "[e]very financial institution engaged in business in the commonwealth shall pay, on account of each taxable year, a tax measured by its net income..." MGL c. 63, ss.1 defines net income for the purposes of
Section 2 as "gross income other than ninety-five percent of dividends received in any taxable year beginning on or after January first, nineteen hundred and ninety-nine from or on account of the ownership of any class of stock if the financial institution owns fifteen percent or more of the voting stock of the institution paying the dividend, less the deductions, but not credits, allowable under the provisions of the Internal Revenue Code, as amended and in effect for the taxable year." M.G.L. c. 63, ss.1 provides "gross income is income as defined under the provisions of the Internal Revenue Code, as amended and in effect for the taxable year, plus the interest from bonds, notes, and evidences of indebtedness of any state, including this commonwealth."

MGL c 63 ss.1 provides the term "financial institution" includes any bank, banking association, trust company, federal or state savings and loan association, whether of issue or not, existing by authority of the United States, or any state, or a foreign country or any law of Massachusetts. Such financial institutions are subject to the tax rates at MGL c. 63, ss. 2(a) for their first taxable year beginning on or after January 1, 1995 that they are subject to Massachusetts tax. The term "financial institution" also includes a bank

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Westborough Savings Bank
September 24, 1999
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holding company and any subsidiary corporation or corporate trust which participates with it in the filing of a consolidated Federal tax return and certain corporations subject to supervision by the Massachusetts division of banks or any corporation in substantial competition with financial institutions that derives more than 50% of its gross income, excluding non-recurring, extraordinary items, from loan origination, lending or credit card activities.

Under MGL Chapter 63, Section 38B, one of the requirements for obtaining classification as a Massachusetts security corporation is that the company be engaged "exclusively in buying, selling, dealing in, or holding securities on its own behalf and not as a broker".

Accordingly, based upon the facts and representation stated herein and the existing law, it is the opinion of Wolf & Company, P.C. regarding the Massachusetts excise tax effect of the planned reorganization that:

1. No gain or loss shall be recognized by the Stock Bank or the Stock Holding Company on the receipt by the Stock Bank of money from the Stock Holding Company or by the Stock Holding Company upon the receipt of money from the sale of its Common Stock (Massachusetts Letter Ruling 87-11, Section 1032(a) of the Code).

2. Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by Depositors, tax qualified employee plans of the Bank and employees, officers, trustees and directors of the Bank and of the Mutual Holding Company upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Stock Holding Company (Section 356(a) and Massachusetts Letter Ruling 84-11). Gain, if any, realized on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Section 356(a) and Massachusetts Letter Ruling 84-11). They will not realize any taxable income as a result of the exercise of the nontransferable subscription rights (Massachusetts Letter Ruling 84-11).

3. The basis of the Stock Holding Company Common Stock to its stockholders will be the purchase price thereof plus the fair market value, if any, of nontransferable subscription rights (Section 1012 of the Code and Massachusetts Letter Rulings 84-11 and 83-61). Accordingly, assuming the nontransferable subscription rights have no value, the basis of the Common Stock will be the amount paid therefor. The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(6) of the Code and Massachusetts Letter Ruling 84-11 and 83-61).

4. For purposes of Massachusetts General Laws, chapter 63, sections 1 and 2, no gross income, gain or loss will be recognized by the Bank, the Mutual Holding Company, the Stock Bank, or the Stock Holding Company as a result of the transactions contemplated by the Plan.

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Westborough Savings Bank
September 24, 1999
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Our opinion under paragraph (2) above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs (2) and (3) above assumes that the subscription rights to purchase shares of Common Stock have a fair market value of zero. We understand that you have received a letter from R.P. Financial, LP. that the subscription rights do not have any value. We express no view regarding the valuation of the subscription rights.

If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Mutual Holding Company and/or the Bank may be taxable on the distribution of the subscription rights.

Our opinion assumes that the Plan of Reorganization qualifies as a reorganization under Code Sections 368(a)(1)(F) and as a tax free transfer to a corporation controlled by transferors under Code Section 351. We understand that the federal tax opinion is being rendered by Thacher Proffitt & Wood.

We express no view regarding whether the Reorganization qualifies as a reorganization under Code Section 368(a)(1)(F) and tax free Section 351 transfer under the Code.

CONCLUSION

The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express NO OPINION with respect to any other legal, Federal, state, or local tax aspect of these transactions. This opinion is not binding upon any tax authority including the Massachusetts Department of Revenue or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority.

In rendering our opinions we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, Massachusetts General Laws and the regulations, judicial and administrative interpretations thereof, all as of the date of this letter.

However, all of the foregoing authorities are subject to change or modification which can be retroactive in effect and, therefore, could also affect our opinions. We undertake no responsibility to update our opinions for any subsequent change or modification.

We hereby consent to the filing of the opinion as an exhibit to the Stock Holding Company's Registration Statement on Form SB-2 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Form SB-2 under the captions "The Offering and The Reorganization - Federal and State Tax Consequences of the Reorganization" and "Legal and Tax Matters."



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Westborough Savings Bank
September 24, 1999
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We are furnishing this letter to you solely for the purpose of satisfying
Section 4 of the Plan of Reorganization. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. We consent, however, to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption "Legal and Tax Matters" in the Prospectus.


Very truly yours,

/s/ Wolf & Company P.C.
------------------------
Wolf & Company, P.C.